Exhibit 4.1

DRAFT PropertyGuru Group Limited Certificate Number INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES ACT (AS AMENDED OR REVISED FROM TIME TO TIME) Number of Shares The authorised share capital of the Company is US$50,000 divided into 500,000,000 Ordinary shares with a nominal or par value of US$0.0001 each THIS CERTIFIES THAT OF IS THE OWNER OF IN THE COMPANY PropertyGuru Group Limited (the “Company”) transferable on the books of the Company by the holder hereof in person or by a duly authorised attorney upon surrender of this certificate to the Company. This certificate and the shares represented are issued and shall be held subject to the provisions of the Memorandum and Articles of Association of the Company. EXECUTED on behalf of the Company this day of Director